                                    EXHIBIT 5

                                  May 14, 1999

Pennsylvania Commerce Bancorp, Inc.
100 Senate Avenue
P. O. Box 8599
Camp Hill, PA 17001

      Re:  Pennsylvania Commerce Bancorp, Inc.
           Registration Statement on Form S-4

Gentlemen:

      We have acted as counsel to Pennsylvania Commerce Bancorp, Inc., a Pennsylvania corporation (the "Company"), in connection with the preparation of a registration statement on Form S-4, as amended (the "Registration Statement") filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the "Act"), relating to the offering of up to 1,797,839 shares of the Company's common stock, par value $1.00 per share (the "Common Stock") and 40,000 shares of the Company's preferred stock, par value, $10.00 per share (the "Preferred Stock"). The Company will offer such shares in connection with the merger (the "Merger") provided for in that Agreement and Plan of Reorganization and the Agreement and Plan of Merger, both dated April 23, 1999, among the Company, Commerce Bank/Harrisburg Interim National Bank, and Commerce Bank/Harrisburg, N.A. (the "Agreement"). In this connection we have reviewed (a) the Registration Statement, (b) the Company's Articles of Incorporation and Bylaws, (c) a copy of the Agreement, and (d) certain records of the Company's corporate proceedings. In our examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity with the original of all documents submitted to us as copies thereof.

      Our opinion set forth below is limited to the Pennsylvania Business Corporation Law of 1988, as amended.

      In our opinion, the shares of Common Stock and Preferred Stock to be issued by the Company in connection with the Merger, when issued by the Company in connection with the Merger pursuant to the Agreement, will be legally issued, fully paid and non-assessable.

      We hereby consent to the use of this opinion as Exhibit 5 to the Registration Statement. In giving such opinion, we do not thereby admit that we are acting within the category of persons whose consent is required under
Section 7 of the Act or the rules or regulations of the Securities and Exchange Commission thereunder.

                                        Very truly yours,


                                        James A. Ulsh
JAU:mk